SERVICES AGREEMENT


SERVICE AGREEMENT (the "Agreement") made as of the 30th day of June, 1997 by and between Red Oak Hereford Farms
("Client") and Gemsbok Programming, Inc. (the "Consultant" or "Gemsbok").

                         WITNESSETH:

WHEREAS, the Consultant is engaged in providing investor communications services and data regarding corporations;

WHEREAS, the Client's stock is publicly traded over the counter;

WHEREAS, in order to enhance the efficiency with which investor and shareholder inquiries are handled, Client desires to engage the Consultant to provide certain investor communications services and the Consultant desires to accept such engagement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:

                          ARTICLE 1

                 SERVICES OF THE CONSULTANT

1.1 Engagement and Acceptance. Clients hereby engages the Consultant as the provider of investor and shareholder communications of the Client and the Consultant hereby accepts such engagement.

1.2 Consulting Services. During the term of Consultant's engagement hereunder, the Consultant shall provide to Client the services set forth on Schedule A attached hereto and incorporated by reference herein. The parties may from time to time add or delete such services required of the Consultant by reflecting such addition or deletion on a Schedule A-1 in the form attached hereto. Any such amendment shall become effective when a Schedule A-1 is executed by each of the parties hereto.

1.3 Compliance with Securities Laws. The Consultant shall take all necessary and appropriate action to comply with applicable securities laws and regulations of the United
States and the several states and to comply with the applicable rules and regulations of the NASD.

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                          ARTICLE 2

                  OBLIGATIONS OF THE CLIENT

2.1 Information. Client shall supply, at Clients' sole cost and expense, the Consultant with all data and information about the Client, its management, its products and its operations ("Information") in written form suitable for distribution ("Materials"). Client shall promptly notify Consultant of any change in the Information and supply Consultant with updated Materials.

2.2 Materials. The Client shall promptly supply the Consultant with:

     (a) full and complete copies of all filings of documents filed with federal and state securities agencies;

     (b) full and complete copies of all stockholder reports and press releases;

     (c) all data and information supplied to any analyst, broker-dealer, market maker or other member of the financial community; and

     (d) all product or services brochures, sales materials of similar Materials that describe Client's products or services.

2.3 Quiet Period. Client shall, contemporaneously with any such filing, notify the Consultant of the filing of any registration statement for the sale of securities and of any other event which imposes any restrictions on publicity.

2.4 Reliance. The Client shall be deemed to make a continuing representation of the accuracy of any and all Information and Materials that it supplies to the Consultant. Client acknowledges that the Consultant will rely on such continuing representation in disseminating such information and otherwise performing its duties hereunder.

2.5 Indemnification. Client agrees to indemnify, hold harmless and defend Gemsbok, its shareholders, officers, directors, agents and employees (each an "Indemnified
Party") against any and all claims that may be made against any Indemnified Party as direct or indirect result of any inaccuracy or incompleteness or the availability or dissemination of Information or Materials supplied to the Consultant by the Client.

                          ARTICLE 3

                            FEES

3.1 Compensation. In consideration for the services rendered by Consultant during the term of its engagement

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hereunder, Client shall pay Consultant the compensation
described on Schedule A attached hereto, as the same may be amended from time to time by execution of a Schedule A-1.

3.2 Retainer. Contemporaneously with the execution of this Agreement, Client shall pay a retainer of Two Thousand
Dollars ($2,000) to the Consultant. Fees and Expenses due hereunder shall be charged against the retainer.

3.3 Expenses. The Consultant shall be reimbursed by Client for all expenses incurred by Consultant in connection with the performance of its duties hereunder except that the Consultant shall bear the costs of its overhead and the salaries or other compensation of its own officers and employees (such reimbursable expenses shall hereinafter be referred to as the "Expenses"). The Expenses shall include, but are not limited to, expenses for telephone toll charges, postage, copies and other mutually limited, agreed upon expenses. The Expenses shall be paid within five (5) business days of delivery of an invoice for the same.

                          ARTICLE 4

                            TERM

4.1 Term. The term of the consultant's engagement hereunder shall commence as of June __, 1997 and, unless sooner terminated as hereinafter provided, shall continue for a period of three (3) months. After the Initial Term, this Agreement shall continue form month to month unless either party provides the other with notice of termination of at least thirty (30) days.

                          ARTICLE 5

                         TERMINATION

5.1 Termination With Cause. The Consultant's engagement hereunder may be terminated by either party upon written notice to the other party in the event of a material breach of any provision of this Agreement by such other party which remains uncured for thirty (30) days following notice thereof, except that Client shall have only five (5) business days from the applicable due date to cure its failure to meet any payment obligation under Article 3 hereof.

5.2 Effect of Termination. Within fifteen (15) days following the effective date of any termination described in this Article 5, the Consultant shall submit a final statement reflecting the compensation due to the Consultant pursuant to Article 3 hereof, through the effective date of termination, Client shall make the final payment to the Consultant.




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                          ARTICLE 6

                   RELATIONSHIP OF PARTIES

6.1 Independent Relationship. It is mutually understood and agreed that the Consultant is at all times acting and performing as an independent contractor hereunder. Except to the extent required by law or as the parties shall otherwise mutually agree, neither party's employees shall be entitled to participate in any fringe benefits or programs available to the other party's employees, including, without limitation, worker's compensation, unemployment, medical insurance, retirement, profit-sharing, stock option, bonus, vacation or other benefits. Client is interested only in the results obtained under this Agreement, the manner and means by which the Consultant performs its services hereunder, including the determination of the time, energy and skill devoted thereto, shall be under the Consultant's sole control. Accordingly, Client shall have no right to exercise any control, direction or supervision over the manner and means by which the Consultant's employees discharge the Consultant's services hereunder.

                          ARTICLE 7

                     GENERAL PROVISIONS

7.1 Systems and Methods of Consultant. It is expressly understood that the systems, methods, procedures and controls employed by Consultant in the performance of this Agreement are proprietary in nature and shall remain the property of the Consultant and shall at no time be utilized, distributed, copies or otherwise employed, acquired or disclosed by Client to or for the benefit of any third party.

7.2 Assignment. Neither party shall assign its rights or delegate its duties under this Agreement without the prior written consent of the other party.

7.3 Modification. There are no other agreements or understandings, written or oral, between the parties regarding this Agreement other than as set forth herein.
This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement and any such written modification shall be attached hereto.

7.4 Notices. All notices or communications required or permitted by this Agreement shall be in writing and shall be deemed to have been given when personally delivered or deposited in the United State mail, by certified or registered mail, return receipt requested, postage prepaid and addressed to the parties at the following addresses:

     To Consultant:      Gemsbok Programming, Inc.
                         Post Office Box 568403
                         Orlando, Florida 32856
                         Attn: Mark Robinson

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     To Client:               Red Oak Hereford Farms
                              Post Office Box 456
                              Red Oak, Iowa 51566
                              Attn:_____________________

7.5 Binding on Successors. This Agreement shall be binding upon the parties hereto, and their respective successors, assigns and legal representatives.

7.6 Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof or a waiver of any preceding or succeeding breach of this Agreement.

7.7 Litigation Costs. In the event that it becomes necessary for any party to initiate litigation for the purpose of enforcing any of its rights hereunder or for the purpose of seeking damages for any violation hereof, then, in addition to all other judicial remedies that may be granted, the prevailing party shall be entitled to recover reasonable attorneys' fees and all other costs that may be sustained by it in connection with such litigation.

7.8 Governing Law. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

7.9 Severability. The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties.

7.10 Additional Documents. Each of the parties hereto agrees to execute any document or documents that may be requested from time to time by the other party to implement or complete such party's obligations pursuant to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

                              GEMSBOK PROGRAMMING, INC.
                              /S/ Mark Robinson
                              __________________
                              By: Mark Robinson
                              Its: President

                              RED OAK HEREFORD FARMS
                              /S/ Gordon Reisinger
                              ____________________
                              By: Gordon Reisinger
                              Its: President


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                         SCHEDULE A

                     CONSULTING SERVICES

Gemsbok shall provide the services set forth below, in addition to any services set forth in the Agreement. This
Schedule may be amended by the parties by executing a Schedule A-1 (in the form attached hereto in accordance with Article 1, Section 1.2 of the Agreement.

          (a) The Consultant shall establish and maintain a toll free number that answers in the Client's name and shall use a script provided by the Client when answering calls. The Consultant will promptly supply callers with the information requested; provided, however, that the Consultant shall only supply Information and Materials provided by Client.

          (b) The Consultant will prepare a summary of all inquiries received by the Consultant in a month that resulted in Information or Materials being provided to a caller (a "Summary") by the 15th of day of the month immediately following the month for which the Summary was prepared. The Summary may, in the Consultant's sole discretion, be in written or electronic format. All Summaries will distinguish between calls made by broker-dealers, financial media personnel and individual investors.

For such services, Client shall pay to the Consultant Five
Hundred Dollars ($500) per month on the first day of each month during the term of the Consultant's engagement.

In addition to the Expenses listed in Article 3, Section 3.3, Client shall pay to the consultant Fifty Dollars ($50) as a fee to activate the toll free number and shall also pay to the Consultant a minimum monthly charge of Fifty Dollars ($50) for charges for calls made to the toll free number.


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                      SCHEDULE A-1

                  To the Services Agreement

                           between

                  GEMSBOK PROGRAMMING, INC.

                             and

                   RED OAK HEREFORD FARMS



Schedule A of the foregoing Agreement is hereby amended as follows:



Except as hereby amended, Schedule A of the Agreement remains in full force and effect.

This the 30th day of June, 1997

                         GEMSBOK PROGRAMMING, INC.

                         /S/
                         By:
                         Its:

                         RED OAK HEREFORD FARMS

                         /S/ Gordon Reisinger
                         By: Gordon Reisinger
                         Its: President



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